Exhibit 3.14

CERTIFICATE OF FORMATION

OF

LEGACY RESERVES SERVICES, INC.

The undersigned, a natural person eighteen (18) years of age or more, acting as organizer of a corporation under the Texas Business Organizations Code, does hereby adopt the following Certificate of Formation for such corporation:

ARTICLE ONE

The entity being formed is a business corporation.  The name of the entity is “Legacy Reserves Services, Inc.”

ARTICLE TWO

The purpose for which the business corporation is organized is to engage in any lawful business for which business corporations may be organized under the laws of the State of Texas.

ARTICLE THREE

The business corporation shall have authority to issue One Thousand (1,000) shares of capital stock consisting of One Thousand (1,000) shares of Common Stock, $.01 par value per share.

ARTICLE FOUR

The address of the initial registered office of the business corporation is 300 Marienfeld, Suite 700, Midland, Texas 79701 and the name of its initial registered agent at such address is Alan J. Brown.

ARTICLE FIVE

The number of directors constituting the initial Board of Directors is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

NAME	ADDRESS

Cary D. Brown	303 W. Wall St., Suite 1500
Midland, Texas 79701

Steven H. Pruett	303 W. Wall St., Suite 1500
Midland, Texas 79701

Kyle A. McGraw	303 W. Wall St., Suite 1500
Midland, Texas 79701

The number of directors of the business corporation set forth above shall constitute the authorized number of directors until changed by amendment to the bylaws of the business corporation or by resolution of the Board of Directors.

ARTICLE SIX

A director of the business corporation shall not be personally liable to the business corporation or its shareholders for monetary damages for any act or omission in his or her capacity as a director, except to the extent otherwise expressly provided by a statute of the State of Texas.  Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director of the business corporation existing at the time of the repeal or modification.

ARTICLE SEVEN

Any action required by the Texas Business Organizations Code to be taken at any annual or special meeting of shareholders, or any action that may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE TWELVE

The name and address of the organizer are:

NAME	ADDRESS

John McCarver	600 Travis, Suite 4200
Houston, Texas 77002

IN WITNESS WHEREOF, the undersigned organizer has hereunto set his hand this 27th day of February, 2006.

/s/ John McCarver
John McCarver